Exhibit 99.1

On April 22, 2016, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $616.7 million today announced operating results for the three month period ended March 31, 2016 and that its Board of Directors approved a cash dividend of $0.11 per common share payable June 15, 2016 to shareholders of record at the close of business on May 31, 2016.

For the quarter ended March 31, 2016, the Corporation reported net income of $1,308,000, or $0.40 basic earnings per share. This compares to the first quarter of 2015 net income of $1,122,000, or $0.33 basic earnings per share.  The increase in operating results for the first quarter of 2016 as compared to the same period in 2015 was primarily attributable to a credit for loan and lease losses of $400,000 for the first quarter of 2016 compared to a $100,000 provision for loan and lease losses for the first quarter of 2015 as well as an increase in non-interest income of $115,000, a $72,000 decrease in non-interest expenses and a decrease of $40,000 in interest expense. These improvements in net income were offset by a decrease in interest income of $465,000 and the related income tax effects of these various items.

For the quarter ended March 31, 2016, non-interest expenses were $4,556,000, compared to $4,628,000 for the first quarter of 2015, a $72,000 (1.56%) decrease. The decrease in non-interest expenses for the three month period ended March 31, 2016 was primarily attributed to decreases in premises and fixed asset expense, data processing expense, consultant fees, Ohio financial institutions tax expense and other real estate owned expense offset by increases in salaries and benefits expense, media expense, loan closing fees, ATM processing expense and miscellaneous expenses.

Total assets amounted to $616.7 million at March 31, 2016, compared to $608.7 million at December 31, 2015, an increase of $8.0 million (1.32%).   The increase in total assets was primarily the result of an increase of $4.6 million (1.31%) in loans and leases, $3.6 million (15.86%) in cash and cash equivalents, and $856,000 (.47%) in available-for-sale securities offset by a $1,167,000 (22.45%) decrease in other assets. Deposits during this same period increased $7.3 million, or 1.40%.

Shareholders’ equity increased from $71.6 million at December 31, 2015 to $73.7 million at March 31, 2016.  This increase was the result of net income of $1,308,000, dividends paid of $363,000, repurchase of 12,551 shares of $210,000, the issuance of 307 treasury shares under the Corporation’s Employee Stock Purchase Plan of $6,000, and a $1,357,000 increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the three month period ended March 31, 2016, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2015 Form 10-K.